Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post –Effective Amendment No. 190 to the Registration Statement on Form N –1A of Fidelity Hastings Street Trust: Fidelity Series Emerging Markets Debt Fund and Fidelity Series Emerging Markets Debt Local Currency Fund of our report dated February 15, 2023, relating to the financial statements and financial highlights, which appears in the above referenced funds ’ Annual Report to Shareholders on Form N-CSR for the period ended December 31, 2022.

We also consent to the references to our Firm under the headings “Financial Highlights ” in the Prospectuses and “Independent Registered Public Accounting Firm ” in the Statements of Additional Information.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
February 21, 2023